                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

      --------------------------------------------------------------------

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13D-2(B)

                              (AMENDMENT NO. 1)1

                               CORIXA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00021887F1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
            (Date of Event which Requires filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             / / Rule 13d-1(b)

                             / / Rule 13d-1(c)

                             /X/ Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

CUSIP NO. 00021887F1                    13G                  Page 2 of 20 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") (94-3201863)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
 NUMBER OF                      5      SOLE VOTING POWER
  SHARES                                                                      0
BENEFICIALLY                  --------------------------------------------------
 OWNED BY                       6      SHARED VOTING POWER
   EACH                                                               2,364,294
 REPORTING                    --------------------------------------------------
PERSON WITH                     7      SOLE DISPOSITIVE POWER
                                                                              0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                                      2,364,294
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,364,294
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          17.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00021887F1                     13G                  Page 3 of 20 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
 NUMBER OF                      5      SOLE VOTING POWER
  SHARES                                                                      0
BENEFICIALLY                  --------------------------------------------------
 OWNED BY                       6      SHARED VOTING POWER
   EACH
 REPORTING                             2,364,294 shares directly held by KPCB
PERSON WITH                            VII. KPCB VII Associates is the general
                                       partner of KPCB VII.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                                                              0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,364,294 shares directly held by KPCB
                                       VII. KPCB VII Associates is the general
                                       partner of KPCB VII.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       2,364,294
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          17.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00021887F1                     13G                  Page 4 of 20 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK H. BYERS
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                               0
                              --------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by
                                       Kleiner Perkins Caufield & Byers VI,
                                       L.P., a California limited partnership
                                       ("KPCB VI"). KPCB VII Associates is the
                                       general partner of KPCB VII. KPCB VI
                                       Associates, L.P., a California limited
                                       partnership ("KPCB VI Associates") is the
 NUMBER OF                             general partner of KPCB VI. Mr. Byers is
  SHARES                               a general partner of KPCB VII Associates
BENEFICIALLY                           and KPCB VI Associates. Mr. Byers
 OWNED BY                              disclaims beneficial ownership of the
   EACH                                shares held directly by KPCB VII and KPCB
 REPORTING                             VI.
PERSON WITH                   --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                                                              0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Byers is a general partner of KPCB VII
                                       Associates and KPCB VI Associates. Mr.
                                       Byers disclaims beneficial ownership of
                                       the shares held directly by KPCB VII and
                                       KPCB VI
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,426,967
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          18.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00021887F1                     13G                 Page 5 of 20 Pages
--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN R. COMPTON
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                              0
                              --------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,364,294 shares are directly held by
                                       KPCB VII. KPCB VII Associates is the
                                       general partner of KPCB VII. Mr. Compton
                                       is a general partner of KPCB VII
                                       Associates. Mr. Compton disclaims
                                       beneficial ownership of the shares held
 NUMBER OF                             directly by KPCB VII.
  SHARES
BENEFICIALLY                  --------------------------------------------------
 OWNED BY                       7      SOLE DISPOSITIVE POWER
   EACH                                                                       0
 REPORTING                    --------------------------------------------------
PERSON WITH                     8      SHARED DISPOSITIVE POWER

                                       2,364,294 shares are directly held by
                                       KPCB VII. KPCB VII Associates is the
                                       general partner of KPCB VII. Mr. Compton
                                       is a general partner of KPCB VII
                                       Associates. Mr. Compton disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,364,294
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          17.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00021887F1                     13G                 Page 6 of 20 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE only
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                              0
                              --------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Doerr is a general partner of KPCB VII
                                       Associates and KPCB VI Associates. Mr.
                                       Doerr disclaims beneficial ownership of
                                       the shares held directly by KPCB VII and
 NUMBER OF                             KPCB VI.
  SHARES                      --------------------------------------------------
BENEFICIALLY                    7      SOLE DISPOSITIVE POWER
 OWNED BY                                                                     0
   EACH                       --------------------------------------------------
 REPORTING                      8      SHARED DISPOSITIVE POWER
PERSON WITH
                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Doerr is a general partner of KPCB VII
                                       Associates and KPCB VI Associates. Mr.
                                       Doerr disclaims beneficial ownership of
                                       the shares held directly by KPCB VII and
                                       KPCB VI.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,426,967
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          18.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00021887F1                     13G                 Page 7 of 20 Pages
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                              0
                              --------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,364,294 shares are directly held by
                                       KPCB VII. KPCB VII Associates is the
                                       general partner of KPCB VII. Mr. Hearst
                                       is a general partner of KPCB VII
                                       Associates. Mr. Hearst disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII.
 NUMBER OF                    --------------------------------------------------
  SHARES                        7      SOLE DISPOSITIVE POWER
BENEFICIALLY                                                                  0
 OWNED BY                     --------------------------------------------------
   EACH                         8      SHARED DISPOSITIVE POWER
 REPORTING                             2,364,294 shares are directly held by
PERSON WITH                            KPCB VII. KPCB VII Associates is the
                                       general partner of KPCB VII. Mr. Hearst
                                       is a general partner of KPCB VII
                                       Associates. Mr. Hearst disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,364,294
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          17.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00021887F1                     13G                 Page 8 of 20 Pages
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                              0
                              --------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Khosla is a general partner of KPCB VII
                                       Associates and KPCB VI Associates. Mr.
 NUMBER OF                             Khosla disclaims beneficial ownership of
  SHARES                               the shares held directly by KPCB VII and
BENEFICIALLY                           KPCB VI.
 OWNED BY                     --------------------------------------------------
   EACH                         7      SOLE DISPOSITIVE POWER
 REPORTING                                                                    0
PERSON WITH                   --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Khosla is a general partner of KPCB VII
                                       Associates and KPCB VI Associates. Mr.
                                       Khosla disclaims beneficial ownership of
                                       the shares held directly by KPCB VII and
                                       KPCB VI.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,426,967
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          18.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00021887F1                     13G                 Page 9 of 20 Pages
------------ -------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH LACOB
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                         12,916

                                       (including options exercisable within 60
                                       days for 12,916 shares)
                              --------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Lacob is a general partner of KPCB VII
                                       Associates and KPCB VI Associates. Mr.
 NUMBER OF                             Lacob disclaims beneficial ownership of
  SHARES                               the shares held directly by KPCB VII and
BENEFICIALLY                           KPCB VI.
 OWNED BY                     --------------------------------------------------
   EACH                         7      SOLE DISPOSITIVE POWER
 REPORTING                                                               12,916
PERSON WITH
                                       (including options exercisable within 60
                                       days for 12,916 shares)
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Lacob is a general partner of KPCB VII
                                       Associates and KPCB VI Associates. Mr.
                                       Lacob disclaims beneficial ownership of
                                       the shares held directly by KPCB VII and
                                       KPCB VI
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,439,883
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          18.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00021887F1                     13G                 Page 10 of 20 Pages
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BERNARD LACROUTE
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                              0
                              --------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Lacroute is a general partner of KPCB VII
                                       Associates and KPCB VI Associates. Mr.
 NUMBER OF                             Lacroute disclaims beneficial ownership
  SHARES                               of the shares held directly by KPCB VII
BENEFICIALLY                           and KPCB VI
 OWNED BY                     --------------------------------------------------
   EACH                         7      SOLE DISPOSITIVE POWER
 REPORTING                                                                    0
PERSON WITH                   --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Lacroute is a general partner of KPCB VII
                                       Associates and KPCB VI Associates. Mr.
                                       Lacroute disclaims beneficial ownership
                                       of the shares held directly by KPCB VII
                                       and KPCB VI
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,426,967
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          18.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00021887F1                     13G                 Page 11 of 20 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JAMES LALLY
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                              0
                              --------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Lally is a general partner of KPCB VII
 NUMBER OF                             Associates and KPCB VI Associates. Mr.
  SHARES                               Lally disclaims beneficial ownership of
BENEFICIALLY                           the shares held directly by KPCB VII and
 OWNED BY                              KPCB VI.
   EACH                       --------------------------------------------------
 REPORTING                      7      SOLE DISPOSITIVE POWER
PERSON WITH                                                                   0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Lally is a general partner of KPCB VII
                                       Associates and KPCB VI Associates. Mr.
                                       Lally disclaims beneficial ownership of
                                       the shares held directly by KPCB VII and
                                       KPCB VI.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,426,967
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          18.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00021887F1                     13G                 Page 12 of 20 Pages
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS J. MACKENZIE
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                              0
                              --------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,364,294 shares are directly held by
                                       KPCB VII. KPCB VII Associates is the
                                       general partner of KPCB VII. Mr.
                                       MacKenzie is a general partner of KPCB
 NUMBER OF                             VII Associates. Mr. MacKenzie disclaims
  SHARES                               beneficial ownership of the shares held
BENEFICIALLY                           directly by KPCB VII.
 OWNED BY                     --------------------------------------------------
   EACH                         7      SOLE DISPOSITIVE POWER
 REPORTING                                                                    0
PERSON WITH                   --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,364,294 shares are directly held by
                                       KPCB VII. KPCB VII Associates is the
                                       general partner of KPCB VII. Mr.
                                       MacKenzie is a general partner of KPCB
                                       VII Associates. Mr. MacKenzie disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,364,294
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          17.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00021887F1                     13G                 Page 13 of 20 Pages
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   E. FLOYD KVAMME
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  (b) /X/
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     3       SEC USE ONLY
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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                              0
                              --------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Kvamme is a general partner of KPCB VII
                                       Associates and KPCB VI Associates. Mr.
 NUMBER OF                             Kvamme disclaims beneficial ownership of
  SHARES                               the shares held directly by KPCB VII and
BENEFICIALLY                           KPCB VI.
 OWNED BY                     --------------------------------------------------
   EACH                         7      SOLE DISPOSITIVE POWER
 REPORTING                                                                    0
PERSON WITH                   --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,426,967 shares of which 2,364,294
                                       shares are directly held by KPCB VII and
                                       62,673 shares are directly held by KPCB
                                       VI. KPCB VII Associates is the general
                                       partner of KPCB VII. KPCB VI Associates
                                       is the general partner of KPCB VI. Mr.
                                       Kvamme is a general partner of KPCB VII
                                       Associates and KPCB VI Associates. Mr.
                                       Kvamme disclaims beneficial ownership of
                                       the shares held directly by KPCB VII and
                                       KPCB VI.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,426,967
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          / /
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          18.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 14 of 20 Pages

     ITEM 1(A)       NAME OF ISSUER:

                     Corixa Corporation

     ITEM 1(B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     1124 Columbia Street, Suite 200
                     Seattle, WA  98104

   ITEM 2(A)-(C)     NAME, ADDRESS AND CITIZENSHIP OF PERSON FILING:

                     This amendment is being filed by KPCB VII Associates, L.P., a California limited partnership ("KPCB VII Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VII Associates are also general partners of KPCB VI Associates, L.P., a California limited partnership.

                     KPCB VII Associates is general partner to Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership ("KPCB VII"). KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates and, for those general partners of KPCB VII Associates who are also general partners of KPCB VI Associates, KPCB VII Associates' indirect, beneficial ownership of the shares of Common Stock of Cardima, Inc. held directly by KPCB VII and KPCB VI (the "Shares") and, with respect to the general partners of KPCB VII Associates, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control. The Shares are held directly by KPCB VII and KPCB VI, and KPCB VII Associates and KPCB VI Associates do not directly or otherwise hold any Shares. Management of the business affairs of KPCB VII Associates and KPCB VI, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates and KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.

     ITEM 2(D)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(E)       CUSIP NUMBER:

                     00021887F1

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See items 5-11 to cover pages hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

                                                            Page 15 of 20 Pages


      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB VII Associates, KPCB VI and KPCB VI Associates the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Cardima, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                                            Page 16 of 20 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.


Date:   February 12, 1999
BROOK H. BYERS                          KPCB VII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                        LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE

Signature: /s/ Michael S. Curry         Signature: /s/ Brook H. Byers
          ---------------------------             -----------------------------
            Michael S. Curry                        A General Partner
            Attorney-in-Fact


                                        KLEINER PERKINS CAUFIELD &
                                        BYERS VII, L.P., A CALIFORNIA LIMITED
                                        PARTNERSHIP

                                        By KPCB VII Associates, L.P., a
                                        California Limited Partnership,
                                        its General Partner



                                        Signature: /s/ Brook H. Byers
                                                  -----------------------------
                                                    A General Partner

                                                            Page 17 of 20 Pages

                                  EXHIBIT INDEX


                                                                     Found on
Exhibit                                                            Sequentially
-------                                                            Numbered Page
                                                                   -------------
Exhibit A: Agreement of Joint Filing                                    18
Exhibit B: List of General Partners of KPCB VII Associates              19


                                                            Page 18 of 20 Pages


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of Corixa Corporation, held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.


Date:  February 12, 1999

BROOK H. BYERS                          KPCB VII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                        LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE


Signature: /s/ Michael S. Curry         Signature: /s/ Brook H. Byers
         ----------------------------             -----------------------------
           Michael S. Curry                         A General Partner
           Attorney-in-Fact


                                        KLEINER PERKINS CAUFIELD & BYERS VII,
                                        L.P., A CALIFORNIA LIMITED
                                        PARTNERSHIP


                                        By KPCB VII Associates, L.P., a
                                        California Limited Partnership,
                                        its General Partner



                                        Signature: /s/ Brook H. Byers
                                                 ------------------------------
                                                   A General Partner

                                                            Page 19 of 20 Pages


                                    EXHIBIT B

                               GENERAL PARTNERS OF
              KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) Kevin R. Compton
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. John Doerr*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) William R. Hearst III
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Vinod Khosla*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) E. Floyd Kvamme*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) Joseph S. Lacob*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

8.   (a) Bernard J. Lacroute*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

                                                            Page 20 of 20 Pages


9.   (a) James P. Lally*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

10.  (a) Douglas P. MacKenzie
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen


---------------------------------

* Listed individual is also a general partner of KPCB VI Associates, L.P., a California limited partnership.